Exhibit 3.1

ARTICLES SUPPLEMENTARY
TO THE ARTICLES OF INCORPOATION
OF
CHINA POWER EQUIPMENT, INC.

China Power Equipment, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:            Pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Article SIXTH of the Articles of Incorporation of the Corporation, the Board of Directors took action by unanimous written consent on November 30, 2009, classifying five million (5,000,000) unissued shares of the par value of $0.001 per share of the Preferred Stock of the Corporation (as defined in the Charter) as Series B Convertible Preferred Stock by setting before the  issuance of such shares, the preferences, rights, voting powers, restrictions, limitations as to dividends, qualification or terms of redemption of, and the conversion or other rights, thereof as hereinafter set forth.

SECOND:       A description of the shares so classified with the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set by the board of directors of the Corporation is as set forth in Exhibit A attached hereto.

THIRD:           The shares of aforesaid have been duly classified by the board of directors pursuant to authority and power contained in the charter of the Corporation.

FOURTH:       The undersigned Secretary of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, China Power Equipment, Inc., has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on December 3, 2009.

By:  /s/ Yongxing Song
        Name: Yongxing Song
        Title: Chief Executive Officer

ATTESTED:
By:  /s/ Elaine Zhao
Name: Elaine Zhao
Title: Secretary

Exhibit A

STATEMENT OF DESIGNATIONS

The Series B Convertible Preferred Stock of China Power Equipment, Inc., a Maryland corporation (the “Company”), shall have the following preferences, voting powers, restrictions, limitations as to dividends and such other rights as may be afforded by law.

Section 1. Designation and Amount. The series of Preferred Stock, par value $0.001 per share, (the “Preferred Stock”) shall be designated as the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be five million (5,000,000) (which shall not be subject to increase without the consent of all of the holders of a majority of the then outstanding shares of Series B Preferred Stock (each a “Holder” and collectively, the “Holders”).   In the event of the conversion of shares of Series B Preferred Stock into the Company’s Common Stock, par value $0.001 per share (the “Common Stock”),  pursuant to Section 5 hereof, or in the event that the Company shall otherwise acquire and cancel any shares of Series B Preferred Stock, the shares of Series B Preferred Stock so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Board of Directors of the Company (the “Board of Directors”).  In addition, if the Company shall not issue the maximum number of shares of Series B Preferred Stock, the Company may, from time to time, by resolution of the Board of Directors and the approval of the Holders of a majority of the outstanding shares of Series B Preferred Stock, reduce the number of shares of Series B Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series B Preferred Stock then issued or reserved for issuance.  The number of shares by which the Series B Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the Company’s Board of Directors.

Section 2. Rank. For purposes of this Certificate of Designations, Preferences and Rights (the “Certificate”), the Series B Preferred Stock shall, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, rank senior to any other equity securities of the Company, including all classes of the Company’s Common Stock (All of such equity securities of the Company to which the Series B Preferred Stock ranks prior, are at times collectively referred to herein as the "Junior Securities"). So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative approval of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding, issue any class of Preferred Stock ranking senior to the Series B Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company.

Section 3.  No Dividend Rights. The Series B Preferred Stock shall not be entitled to any dividends.

Section 4.  Liquidation Preference. (i) In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount in cash equal to one dollar twenty cents ($1.20) for each share outstanding (the "Liquidation Amount") before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; provided, however, that the Holders of outstanding shares of Series B Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of any other series of the Preferred Stock having liquidation rights ranking prior to the shares of Series B Preferred Stock shall have been paid in full. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of Series B Preferred Stock and any outstanding shares of any other series of the Preferred Stock having liquidation rights on parity with the shares of Series B Preferred, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the Holders of outstanding shares of Series B Preferred Stock and the holders of outstanding shares of such other series of the Preferred Stock are entitled were paid in full. The consolidation or merger of the Company with another entity shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and shall not give rise to any rights provided for in this Section 4.

               (ii)    The liquidation payment with respect to each fractional share of Series B Preferred Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.

Section 5.   Conversion.

                (i)    Each share of Series B Preferred Stock is convertible into one share of Common Stock at the option of the Holders of the outstanding shares of Series B Preferred Stock. No fractional shares of Common Stock may be issued  upon the conversion of any share or shares of the Series B Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. In the event that no registration statement is effective for the sale or re-sale of the Common Stock issuable upon conversion of the Series B Preferred Stock, the Company may deliver restricted Common Stock upon conversion. Except as set forth herein, neither the Company nor any Holder of Series B Preferred Stock shall have the right to convert, or require the conversion of, Series B Preferred Stock into Common Stock or any other security or property of the Company.

               (ii)   Mechanics of Conversion.  Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) as fully and originally executed by the Holder, together with the delivery by the Holder to the Company of the stock certificate(s) representing the number of shares of Series B Preferred Stock to be converted, with such stock certificates being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series B Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected.

Section 6.   Beneficial Ownership Limitation. The right of the Holder to convert the Series B Preferred Stock shall be subject to a 4.9% limitation, with the result that Company shall not effect any conversion of the Series B Preferred Stock, and the Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.  For the purposes of this Certificate, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13d-3 thereunder.   For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company’s most recent quarterly reports (Form 10-Q), Annual Reports (Form 10-K), or definitive proxy statement or information statement as filed with the Securities and Exchange Commission under the Exchange Act, (B) a more recent public announcement by the Company, or (C) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Company.  This Section 6 may be waived or amended only with the consent of the Holders of all of the Series B Preferred Stock and the consent of the holders of a majority of the shares of outstanding Common Stock of the Company who are not Affiliates.  For the purpose of the immediately preceding sentence, the term “Affiliate” shall mean any person: (a) that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Company, or (b) who beneficially owns (i) any shares of Series B Preferred Stock, or (ii) the Company’s Common Stock Purchase Warrant(s).  For purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

Section 7.  Voting Rights. The Series B Preferred Stock shall have no voting rights except as required by law. However, so long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative approval of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate, authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Series B Preferred Stock, or any series of Preferred Stock possessing greater voting rights or the right to convert at a more favorable price than the Series B Preferred Stock, (c) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Series B Preferred Stock.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of China Power Equipment, Inc., a Maryland corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ________________________________________
Number of shares of Common Stock owned prior to Conversion: ______________
Number of shares of Series B Preferred Stock to be Converted: ________________
Value of shares of Series B Preferred Stock to be Converted: __________________
Number of shares of Common Stock to be Issued: __________________________
Certificate Number of Series B Preferred Stock attached hereto:_________________
Number of Shares of Series B Preferred Stock represented by attached certificate:_________

Number of shares of Series B Preferred Stock subsequent to Conversion: ________________

[HOLDER]

By: ________________________________________
Name: _______________________________________
Title: ________________________________________